                                                                    EXHIBIT 10.1

                              SETTLEMENT AGREEMENT
                              --------------------


     This Settlement Agreement and Mutual Release (this "Agreement") is made
                                                         ---------
this 7th day of April 2000, by and between PTEK Holdings, Inc. ("PTEK"), a
                                                                 ----
corporation organized under the laws of the State of Georgia, with its principal place of business at 3399 Peachtree Road NE, Lenox Building, Suite 600, Atlanta, GA 30326, and MCI WORLDCOM, Inc. ("MCI WorldCom"), a corporation
                                                -------------
organized under the laws of the State of Georgia, with its principal place of business at 500 Clinton Center Drive, Clinton, MS 39056. The term "PTEK" shall
                                                                    ----
mean PTEK and its subsidiaries, including without limitation, Premiere Communications, Inc., Xpedite Systems, Inc., Voice-Tel Enterprises Inc., Voice-Tel Canada Limited, American Teleconferencing Services Ltd., PTEK Ventures.com, Inc., PTEK Ventures I, LLC, and Intellivoice Communications, Inc., and each of their respective subsidiaries, affiliates, successors and assigns, in all instances whether now existing or hereafter acquired or formed (each, a "PTEK
                                                                         ----
Entity").  The term "MCI WorldCom" includes MCI WorldCom, Inc. and each of its
------
subsidiaries, affiliates, successors and assigns, in all instances whether now existing or hereafter acquired or formed (each, a "MCI WorldCom Entity"). PTEK
                                                   -------------------
and MCI WorldCom will hereafter be referred to jointly as the "Parties."
                                                               -------

     This Agreement is made as a compromise between the Parties for the complete and final settlement of their claims, differences, and causes of action with respect to the dispute described below.

                                    PREAMBLE
                                    --------

     WHEREAS, on or about November 13, 1996, PTEK and WorldCom, Inc., entered into a Strategic Alliance Agreement, an Investment Agreement, an Assignment Agreement, and an Irrevocable Stock Proxy (collectively, the "Alliance
                                                              --------
Agreements");
----------

     WHEREAS, on or about June 11, 1999, PTEK filed a civil action in the Superior Court of Fulton County, Georgia, Civil Action File No. 1999CV09956, against MCI WorldCom alleging a breach of the Alliance Agreements and seeking equitable relief and damages (the "Action");
                                   ------

     WHEREAS, on or about July 1, 1999, the Court entered an Order staying the Action pending arbitration between PTEK and MCI WorldCom;

     WHEREAS, on or about January 21, 2000, the Parties entered into a letter agreement (the "Letter of Intent") resolving the disputes, subject to the
                ----------------
execution of this Agreement, related to the Alliance Agreements and the Action;

     WHEREAS, pursuant to a November 9, 1997 merger agreement between WorldCom, Inc., MCI Communications Corporation, and TC Investments Corp. ("TC
                                                                 --
Investments"), on or about September 14, 1998, MCI Communications Corporation merged with and into TC Investments, which changed its name to MCI Communications Corporation, and WorldCom, Inc. changed its name to MCI WorldCom;

     WHEREAS, PTEK and MCI WorldCom desire to avoid the necessity, expense, inconvenience and uncertainty of litigation, and resolve and settle all claims and disputes between them arising out of, or in any way related to, the Alliance Agreements or the Action;

     NOW, THEREFORE, in consideration of the releases and mutual promises contained herein and other good and valuable consideration exchanged between PTEK and MCI WorldCom, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.0  SETTLEMENT

     1.1  Cash Consideration.  PTEK acknowledges that it has already received
          ------------------
from MCI WorldCom, as partial consideration of the terms of this Agreement, the sum of Twelve Million Dollars ($12,000,000) by wire transfer.

     1.2  Surviving Obligations.  The Parties agree that upon the execution of
          ---------------------
this Agreement the Alliance Agreements will terminate immediately, and any and all rights and obligations of the Parties pursuant to the Alliance Agreements will be forever extinguished; provided, however, that nothing herein shall terminate (i) the Irrevocable Stock Power (attached hereto as Exhibit A) and
                                                               ---------
the Assignment Agreement (attached hereto as Exhibit B) executed in connection
                                             ---------
with the Strategic Alliance Agreement to the extent that such agreements deal with common stock of EBIS Communications, Inc. or the Conetco Receivable (as defined in the Strategic Alliance Agreement), or (ii) the service agreements described in Schedule I hereto (collectively, the items described in Sections
             ----------
1.2(i) and (ii) hereof shall be referred to as the "Surviving Obligations")
                                                    ---------------------
which shall remain in full force and effect. The Parties further agree that (a) any breach of this Agreement by MCI WorldCom, with the sole exception of MCI WorldCom's duty to tender certain stock set forth in Paragraph 1.3, shall not give rise to any claim or right by PTEK to resurrect, or reinstitute, any of the Parties' rights or obligations under the Alliance Agreements and (b) any breach of this Agreement by PTEK, with the sole exceptions of PTEK's duty to dismiss the Action set forth in Paragraph 1.4 and PTEK's contingent duty to pay MCI WorldCom as set forth in Paragraph 1.5, shall not give rise to any claim or right of MCI WorldCom to seek repayment of the Twelve Million Dollars ($12,000,000) paid to PTEK or to seek return of the PTEK common stock to be transferred to PTEK or its designee(s) pursuant to Paragraph 1.3 hereof.

     1.3  Stock Consideration.  Within one (1) business day after receiving an
          -------------------
executed copy of this Agreement from PTEK, MCI WorldCom will transfer to PTEK or its designee(s) One Million Eighty Three Thousand Six Hundred (1,083,600) shares of PTEK common stock currently held by MCI WorldCom, in accordance with the stock transfer agreement attached hereto as Exhibit C.
                                            ---------

     1.4  Dismissal.  Within one  (1) business day after receiving an executed
          ---------
copy of this Agreement from MCI WorldCom, PTEK shall file a Stipulation of Dismissal dismissing the Action with prejudice. The Parties shall bear their own costs and attorneys' fees arising out of, or in any way related to, the Action.

     1.5  Retail Calling Card Business. MCI WorldCom shall assist PTEK with the
          ----------------------------
sale of PTEK's retail calling card business. If MCI WorldCom assists PTEK in the successful consummation of the sale of its retail calling card business, within one hundred twenty (120) days of the execution date hereof, to a party identified by MCI WorldCom (excluding Z-Tel Technologies, Inc. or any of its affiliates or any other prospective purchaser previously identified by PTEK or any of its representatives), PTEK will pay MCI WorldCom the portion of the purchase price, if any, in excess of Eighteen Million Dollars ($18,000,000), when, as, and if received by PTEK, and in the form received by PTEK; provided, however, that in no event shall such amount payable to MCI WorldCom exceed Twelve Million Dollars ($12,000,000).

     1.6  Existing and New Services. MCI WorldCom shall cause its subsidiaries
          -------------------------
or affiliates to provide, upon the request of any PTEK Entity, any commercially available service provided by any MCI WorldCom Entity (the "Services") to each
                                                            --------
PTEK Entity, whether under any existing agreement or arrangement in place between any MCI WorldCom Entity and any PTEK Entity (an "Existing Agreement") or
                                                         ------------------
any new mutually acceptable amendment, agreement or arrangement between the Parties (individually, an Existing Agreement or any new mutually acceptable amendment, agreement or arrangement shall be referred to as a "Service
                                                               -------
Agreement" and collectively, the "Service Agreements").  Each Existing Agreement
                                  ------------------
shall be deemed amended pursuant to the following terms and conditions as of January 1, 2000. Any Service Agreement shall reflect the terms contained in Sections 1.6 and 5.11 herein. [***] A "mutually acceptable" agreement or arrangement shall be one that reflects the terms of Section 1.6 and 5.11 hereof, and otherwise contains commercially reasonable terms and conditions generally available to other users of the applicable Services.

     1.6.1  Rates and Charges.  Commencing as of  January 1, 2000, the
            -----------------
Services shall be provided at the following rates, terms and conditions and, for those rates for Services set forth in Section 1.6.1(B)(iii) and (iv), any applicable filed tariffs. PTEK shall cause each PTEK Entity to pay all charges for the Services determined in accordance with the terms hereof and the applicable Service Agreement. Nothing in this Agreement or any Service Agreement shall relieve any PTEK Entity of the obligation to pay applicable taxes or applicable fees, including without limitation the National Access Fee or the Federal Universal Service Fee. [***].

            A.   Rates and Charges - Generally. Each MCI WorldCom Entity shall
                 -----------------
charge each PTEK Entity for all telecommunications products or services strictly in accordance with the rates set forth below, which, except as otherwise adjusted in accordance with the provisions of Section 1.6.1(D) following, shall remain fixed for the term. [***].

            B.   Existing Services/Rates. Unless otherwise adjusted pursuant to
                 -----------------------
this Section 1.6.1, rates for the following Services described in any Service Agreement shall consist of the following rates, inclusive of carrier access charges:

                 (i) North American/Domestic inbound toll-free services at a rate of [***];
                 (ii) North American/Domestic outbound services at a rate of [***];

                 (iii)  international termination services at [***];
                 (iv)   international origination ("ITFS") at [***]; and
                 (v) all other Services, including but not limited to, North American/Domestic and international private line, local loop, local service, local access, broadband, xDSL, ADSL, T-1, fractional T-1, E-1, DS-3, OC-n, non U.S. intra and intercountry transmission, frame relay ports and circuits [***].

            C.   New Services/Rates. Each PTEK Entity shall have the right to
                 ------------------
purchase, [***] any services or products of any MCI WorldCom Entity (the "New
                                                                          ---
Services") (i) [***].
--------
            D.   Adjustment to Rates. Notwithstanding any other provision to the
                 -------------------
contrary in this Agreement or in any Service Agreement, the rates described in Sections 1.6.1(B) and 1.6.1(C), for Existing and New Services, shall apply during and throughout the initial term [***].

            E.   Rates/Renewal Term. During any renewal term following the
                 ------------------
initial term, each MCI WorldCom Entity shall provide services to each PTEK Entity [***].

     1.6.2  Term.  The term of each Existing Agreement or Service Agreement is
            ----
as follows.

            A.   Term.  The term of each Existing Agreement or Service
                 ----
Agreement shall expire on December 31, 2004 (the "initial term").
                                                  ------------

            B.   Renewal.  Upon expiration of the initial term or of any
                 -------
renewal term, the Existing Agreement or Service Agreement shall automatically renew for an additional one (1) year term unless terminated by either party pursuant to Section 1.6.2(C) (each, a "renewal term").
                                       ------------

            C.   Termination.  Either party may terminate an Existing
                 -----------
Agreement or Service Agreement by providing the other party with at least six
(6) months advance written notice, which termination may be effective no earlier than December 31, 2004. No Service Agreement may otherwise be terminated by any MCI WorldCom Entity except upon (i) a material breach by PTEK or a PTEK Entity (which shall include without limitation a failure to pay any amount owed when due) , and (ii) failure to cure such breach within five (5) days of written notice thereof. The parties agree to attempt to resolve in good faith any disputes under a Service Agreement in accordance with the dispute resolution mechanism set forth in the applicable Service Agreement.

     1.6.3  Resale Provision. Any provision in each Service Agreement to the
            ----------------
contrary notwithstanding. Notwithstanding Section 1.6.2(C) hereof, the following provisions shall apply in the event of a breach by a PTEK Entity of this Section 1.6.3: (a) in the event MCI WorldCom believes that a PTEK Entity is in breach of this provision, MCI WorldCom shall notify such PTEK Entity in writing. Such PTEK Entity shall within ten (10) days ("Notice Period") investigate such claim and provide MCI WorldCom with an assessment of such claim. If, at or prior to the conclusion of the Notice Period, such PTEK Entity determines that it is in breach of this Section, such PTEK Entity shall have an additional ten (10) day period ("Remedy Period") to remedy such breach and pay to MCI WorldCom a penalty in an amount equal to
[***].   In the event that such PTEK Entity believes that it is not in breach or has not remedied such breach at the conclusion of the Remedy Period, such PTEK Entity and MCI WorldCom shall follow the arbitration procedures set forth at
Section 5.12 of this Agreement. If such PTEK Entity is deemed by the Arbitrator to have breached this Section, MCI WorldCom's sole remedy shall be for the Arbitrator [***].

     1.6.4 [***].

     1.6.5  Further Assurances.  Each party, from time to time, at the
            ------------------
request of the other and without further consideration, shall do, execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required to evidence or to give full force and effect to the rates, terms and conditions of this Agreement.

     1.7    Specific Agreement.  Further to Section 1.6 hereof, PTEK and MCI
            ------------------
WorldCom shall enter into the telecommunications and Internet services agreements substantially in the form of the contracts set forth hereto as Exhibits D (Classic Agreement), E (Private Line/Data Agreement) and F (UUNET
----------                      -                                   -
Agreement). In the event of any inconsistency, ambiguity, conflict or other discrepancy between or among any of the rates, terms, and conditions of this Agreement, the Service Agreement, or any tariff, the following order of supersedence will control: (i) this Agreement, (ii) the Service Agreement, and
(iii) the tariff; provided, however, that in the event of any inconsistency, ambiguity, conflict or other discrepancy between (A) any Service Agreement that is executed by Patrick G. Jones or any successor Chief Financial Officer of PTEK or Jeffrey A. Allred or any successor President or Chief Operating Officer of PTEK, and that has an effective date as of or following the effective date hereof, and (B) this Agreement or any tariff, the following order of supersedence will control: (i) such Service Agreement, (ii) this Agreement, and
(iii) the tariff.

     1.8    Resolution.  This Agreement shall finally settle and resolve, among
            ----------
other things, all claims asserted or which could have been asserted by PTEK against MCI WorldCom arising out of or relating to the Alliance Agreements, excluding the Surviving Obligations, including but not limited to those asserted in the Action.

2.0  COMPROMISE

     2.1 The Parties agree and acknowledge that this Agreement is the result of a compromise and shall never be construed as an admission by any PTEK Entity or any MCI WorldCom Entity of any liability, wrongdoing or responsibility on its part or on the part of its predecessors, successors, assigns, agents, parents, subsidiaries, affiliates, officers, directors, or employees. Indeed, each PTEK Entity and MCI WorldCom Entity expressly denies any such liability, wrongdoing or responsibility.

3.0 RELEASE

     3.1    PTEK Release.  In consideration hereof, PTEK, its predecessors,
            ------------
successors, parents, assigns, heirs, agents, and attorneys hereby release and forever discharge MCI WorldCom, its predecessors, successors, parents, direct subsidiaries, indirect subsidiaries, affiliates, assigns, agents, directors, officers, employees, and shareholders from and against all actions, causes of action, claims, suits, debts, damages, judgments, causes of action, liabilities, and demands whatsoever, whether matured or unmatured, whether at law or in equity, whether before a local, state or federal court or state or federal administrative agency or commission, and whether now known or unknown, liquidated or unliquidated, that PTEK now has or may have had, or thereafter claims to have, against MCI WorldCom arising out of or relating to the Alliance Agreements (excluding the Surviving Obligations) or to the Action.

     3.2    MCI WorldCom Release.  In consideration hereof, MCI WorldCom, its
            --------------------
predecessors, successors, parents, assign, heirs, agents, and attorneys hereby release and forever discharge PTEK, its predecessors, successors, parents, direct subsidiaries, indirect subsidiaries, affiliates, assigns, agents, directors, officers, employees, and shareholders from and against all actions, causes of action, claims, suits, debts, damages, judgments, causes of action, liabilities, and demands whatsoever, whether matured or unmatured, whether at law or in equity, whether before a local, state or federal court or state or federal administrative agency or commission, and whether now known or unknown, liquidated or unliquidated, that MCI WorldCom now has or may have had, or thereafter claims to have, against PTEK arising out of or relating to the Alliance Agreements (excluding the Surviving Obligations) or to the Action.

4.0  CONFIDENTIALITY AND NOTICES

     4.1    Confidentiality.  The Parties further agree not to disclose the
            ---------------
contents of this Agreement or the fact of this settlement or any matters pertaining to this settlement unless such disclosure is (i) agreed to in writing by the Parties; (ii) lawfully required by any governmental agency; (iii) following consultation with legal counsel, deemed necessary to satisfy such party's disclosure obligations imposed by law; or (iv) necessary in any legal proceeding in order to enforce any provisions of this Agreement. The Parties agree that they will notify each other in writing within five calendar days of the receipt of any subpoena, court order, or administrative order requiring disclosure of information subject to this non-disclosure provision. To the extent of any disclosure pursuant to this Section 4.1(iii) hereof, each Party agrees to seek confidential treatment for the economic terms set forth in this Agreement. The press release attached hereto as Exhibit G may be released by
                                                 ---------
PTEK following execution of this Agreement.

     4.2    Notices.  Any notices required under this Agreement shall be
            -------
effective only if in writing and delivered personally or by nationally recognized next business day courier, or by registered or certified mail, postage pre-paid, served upon the Parties follows:

Premiere:         PTEK Holdings, Inc.
                  3399 Peachtree Road, N.E.
                  The Lenox Building, Suite 600
                  Atlanta, Georgia 30326
                  Attention:  Patrick G. Jones, Executive Vice President

Copy to Counsel:  Alston & Bird
                  One Atlantic Center
                  1201 West Peachtree Street
                  Atlanta, Georgia 30309-3424
                  Attention:  John L. Latham
                              Janine Brown

                  Gerry, Friend & Sapranov
                  Three Ravinia Drive, Suite 1450
                  Atlanta, Georgia 30346
                  Attention:  Charles Hudak

MCI WorldCom:     MCI WORLDCOM, Inc.
                  515 East Amite Street
                  Jackson, Mississippi 39201-2702
                  Attention:  David F. Myers

Copy to Counsel:  Thomas F. O'Neil III
                  Chief Legal Counsel
                  William P. Donovan, Jr.
                  Associate Litigation Counsel
                  MCI WORLDCOM, Inc.
                  1133 19th Street, NW
                  Washington, DC 20036

Any such notice shall be effective as of the business day following deposit with a nationally recognized courier or three business days following delivery by registered or certified mail, postage pre-paid.

5.0  MISCELLANEOUS TERMS AND CONDITIONS

     5.1    Complete Agreement.  This document contains the complete Agreement
            ------------------
between the Parties.

     5.2    Counterparts.  This Agreement may be executed in identical
            ------------
counterparts, each of which shall constitute an original and all of which shall constitute one and the same Agreement.

     5.3    Amendment.  This Agreement may be modified only by a written
            ---------
document signed by the Parties. No waiver of this Agreement or of any of the promises, obligations, terms, or conditions hereof shall be valid unless it is written and signed by the Party against whom the waiver is to be enforced.

     5.4    Successors; Representations.  This Agreement shall be binding on the
            ---------------------------
Parties, their predecessors, successors, parents, subsidiaries, affiliates, assigns, agents, directors, officers, employees, and attorneys. Each of the signatories to this Agreement represents and warrants that he is authorized to execute this Agreement and to bind the Party on whose behalf he executes it. PTEK, as to each PTEK Entity, and MCI WorldCom, as to each MCI WorldCom Entity, represents and warrants that the execution of this Agreement and the transactions contemplated hereby have been duly authorized by all requisite corporate action; and this Agreement and each Service Agreement constitutes a valid and binding obligations of the parties thereto, enforceable in accordance with its respective terms.

     5.5    Severability.  If any part or any provision of this Agreement shall
            ------------
be finally determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part or provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement.

     5.6    Assignment.  The Parties hereby warrant and represent that they have
            ----------
not assigned or in any way transferred or conveyed all or any portion of the claims covered by this Agreement. The Parties acknowledge and agree that this warranty and representation is an essential and material term of this Agreement, without which they would not have entered into it.

     5.7    Consultation. The Parties acknowledge that they have had the
            ------------
opportunity to consult with legal counsel of their choosing prior to entering into this Agreement and that they enter into this Agreement knowingly and voluntarily.

     5.8    Construction.  The Parties cooperated in the drafting of this
            ------------
Agreement. Therefore, in the construction of this Agreement, the provisions hereof shall not be construed against any Party. For purposes of PTEK or a PTEK Entity, the term "subsidiaries" means all those corporations, associations, limited liability companies, partnerships, business trusts or other business entities of which the entity in question at the time in question either owns or controls 10% or more of the outstanding equity securities or other beneficial ownership interests either directly or through an unbroken chain of entities as to each of which 10% or more of the outstanding equity securities or other beneficial ownership interests is owned directly or indirectly by its parent. For purposes of MCI WorldCom or an MCI WorldCom Entity, the term "subsidiaries" means all those corporations, associations, limited liability companies, partnerships, business trusts or other business entities of which the entity in question at the time in question either owns or controls 50% or more of the outstanding equity securities or other beneficial ownership interests either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities or other beneficial ownership interests is owned directly or indirectly by its parent.

     5.9    Time of Essence.  Time is of the essence in this Agreement.
            ---------------

     5.10   Governing Law.  This Agreement is made and entered into in the
            -------------
State of Georgia and will in all material respects be interpreted, enforced, and governed under the laws of said state.

     5.11   Adverse Regulatory Determination. If any Regulatory Authority
            --------------------------------
determines, at any time, that this Agreement, in whole or in part, is unlawful or unenforceable, or makes any other determination adversely affecting the Agreement, any Service Agreement, any PTEK Entity or any successor or assign of any PTEK Entity, then the Parties shall each exercise their best efforts within a period of ninety (90) days commencing with the date of said Adverse Regulatory Determination ("Cure Period") both to (i) comply therewith and (ii) to
                -----------
renegotiate in good faith to arrive at a new agreement reflecting to the fullest extent permitted by law, the bargain struck between the Parties pursuant to this Agreement or the applicable Service Agreement.

     5.12   Arbitration. The Parties shall attempt to resolve in good faith any
            -----------
disputes arising from this Agreement, including any Service Agreement. Specifically, prior to instituting formal legal action, the Parties will refer any dispute to authorized representatives for consideration and potential resolution. Initially, such representatives shall be Dan Mell for PTEK and David Myers for MCI WorldCom. In the event that the Parties cannot resolve a dispute through this executive escalation mechanism, the dispute shall be submitted to the American Arbitration Association ("AAA") for final and binding
                                                    ---
arbitration before a single arbitrator ("Arbitrator") conducted in accordance
                                         ----------
with the United States Arbitration Act, 9 U.S.C. 1-16 et seq. ("USAA").  The
                                                                ----
arbitration shall be held in Atlanta, Georgia. The costs of arbitration, including the fees and expenses of the Arbitrator, shall be shared equally by the Parties. Each party shall bear the cost and attorneys' fees of preparing and presenting its own case. Notwithstanding anything in this paragraph to the contrary, including, but limited to, the AAA Rules of Commercial Arbitration and/or the USAA, the Parties agree that the Arbitrator shall have the sole authority to determine any and all procedures related to discovery in any arbitration between the Parties, including, but not limited to, whether any discovery will be permitted and the type of discovery that will be permitted. Notwithstanding any choice of law provision in this Agreement, any controversy whether an issue is arbitrable shall be determined by the Arbitrator and there shall be no right of appeal from this ruling. The Arbitrator shall have the authority to grant injunctive relief, including temporary injunctive or equitable relief, consistent with the laws controlling such remedies. Except for any claim based on actual fraud, the Arbitrator shall have no authority to award punitive or exemplary damages and the parties expressly waive their right to such damages. Any decision of the Arbitrator is final and binding on the Parties. The Parties expressly agree they will take no action to vacate the Arbitrator's decision. The award may be enforced in any court of competent jurisdiction. All post-award proceedings shall be governed by the USAA.

     IN WITNESS WHEREOF, we have hereunto set our hands and seals as of the date above written.


PTEK HOLDINGS, INC.                          MCI WORLDCOM, INC.


/s/ Patrick G. Jones                         /s/ Thomas F. O'Neil
------------------------------               ----------------------------------
Name: Patrick G. Jones                       Name: Thomas F. O'Neil III
     -------------------------                    -----------------------------
Title: Executive Vice President              Title: Chief Legal Counsel
      ------------------------                     ----------------------------